Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-252013, 333-228627, 333-216957, 333-200363, 333-183461, 333-175104, 333-158704, and 333-144247 on Form S-8 and Registration Statement No. 333-271061 on Form S-3 of LifeVantage Corporation and subsidiaries (the “Company”) of our report dated August 23, 2022, relating to the consolidated balance sheet of the Company as of June 30, 2022, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended, which is included in this Annual Report on Form 10-K for the year ended June 30, 2023.

/s/ WSRP, LLC

Salt Lake City, Utah
August 28, 2023